Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of School Specialty, Inc. and subsidiaries, and management's report on the effectiveness of internal control over financial reporting dated July 5, 2006, appearing in the Annual Report on Form 10-K of School Specialty, Inc. for the year ended April 29, 2006.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Milwaukee, WI
January 19, 2007